[LOGO] ZARLINK                                                      NEWS RELEASE
       SEMICONDUCTOR

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Zarlink Revises Guidance for Second Quarter Fiscal 2004

OTTAWA, CANADA, September 23, 2003 - Zarlink Semiconductor (NYSE/TSX:ZL) today announced revised guidance for its Fiscal 2004 second quarter, ending September 26, 2003.

      The company now expects revenues of US$47 million, and a net loss of US$0.15 per share, of which US$0.06 is a non-operating loss related to restructuring activities announced earlier. In July, Zarlink had projected revenues of US$51 million and a net loss of approximately US$0.12 per share.

      "The second quarter is seasonally our slowest period, however bookings in August were significantly lower than anticipated," said Patrick J. Brockett, President and Chief Executive Officer, Zarlink Semiconductor. "Although we are experiencing stronger order activity in September, we will not meet our previous guidance."

      Zarlink will discuss its revised guidance during an open conference call for analysts, investors and other interested parties, today at 4:30 p.m. EDT. Please dial 1-800-814-4859 or 613-287-8027. The replay number is 1-877-289-8525
(passcode 21019459#) or 416-640-1917 (passcode 21019459#). The replay will be available until midnight, Tuesday, October 7, 2003. The call will be webcast from www.vcall.com (World Investor Link) or via the company's web site at www.zarlink.com. Media are listen only.

      Zarlink will announce its finalized second quarter results on Thursday, October 16, 2003 after market close.


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About Zarlink Semiconductor

      For almost 30 years, Zarlink Semiconductor has delivered semiconductor solutions that drive the capabilities of voice, enterprise, broadband and wireless communications. The company's success is built on its technology strengths, including voice and data networks, consumer and ultra low-power communications, and high-performance analog. For more information, visit www.zarlink.com.

      Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the risks discussed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

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For further information:
Michael Salter                              Mike McGinn
Corporate Communications                    Investor Relations
613 270-7115                                613 270-7210
michael.salter@zarlink.com                  mike.mcginn@zarlink.com